Exhibit 23.1

DEGOLYER AND MACNAUGHTON

5001 SPRING VALLEY ROAD

SUITE 800 EAST

DALLAS, TEXAS 75244

September 5, 2013

Oasis Petroleum Inc.

1001 Fannin Street, Suite 1500

Houston, TX 77002

Ladies and Gentlemen:

We hereby consent to the reference to DeGolyer and MacNaughton and to the incorporation of the estimates contained in our letter reports dated August 16, 2013 and September 3, 2013 in Oasis Petroleum Inc.’s Registration Statement on Form S-3 (File No. 333-175603) and Form S-8 (File No. 333-167664). The letter report dated August 16, 2013 is with respect to reserves as of June 30, 2013 owned by Oasis Petroleum Inc. (Oasis). The letter report dated September 3, 2013 is with respect to the reserves of certain properties owned by others and prepared at the request of Oasis for potential acquisition.

Very truly yours,

/s/ DeGolyer and MacNaughton

DeGOLYER and MacNAUGHTON

Texas Registered Engineering Firm F-716